As filed with the Securities and Exchange Commission on August 5, 2016               Registration No. 333-_______________

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
 SECURITIES ACT OF 1933

CYTRX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
(Address of principal executive offices)

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CytRx Corporation Amended and Restated 2008 Stock Incentive Plan
(Full title of the plan)
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Steven A. Kriegsman
Chairman and Chief Executive Officer
CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
(Name and address of agent for service)

(310) 826-5648
(Telephone number, including area code, of agent for service)

Copy to:
Dale E. Short TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067 (310) 553-4441

Indicate by check mark (✓) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☑Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount of shares to be registered		Proposed maximum offering price per share		Proposed maximum aaggregate offering price		Amount of registration fee
Common stock, par value $0.001 per share	1,224,500	(1)	$1.83	(2)	$2,240,835	(2)
Common stock, par value $0.001 per share	2,987,500	(1)	$2.15	(2)	$6,423,125	(2)
Common stock, par value $0.001 per share	881,000	(1)	$2.39	(2)	$2,105,590	(2)
Common stock, par value $0.001 per share	10,000	(1)	$2.43	(2)	$24,300	(2)
Common stock, par value $0.001 per share	4,032,500	(1)	$2.44	(2)	$9,839,300	(2)
Common Stock, par value $0.001 per share	77,176	(1)	$2.46	(2)	$189,852.96	(2)
Common Stock, par value $0.001 per share	75,000	(1)	$2.56	(2)	$192,000	(2)
Common Stock, par value $0.001 per share	25,000	(1)	$2.75	(2)	$68,750	(2)
Common Stock, par value $0.001 per share	550,000	(1)	$2.76	(2)	$1,518,000	(2)
Common Stock, par value $0.001 per share	14,123	(1)	$2.79	(2)	$39,403.17	(2)
Common Stock, par value $0.001 per share	21,429	(1)	$2.80	(2)	$60,001.20	(2)
Common Stock, par value $0.001 per share	22,500	(1)	$2.97	(2)	$66,825	(2)
Common Stock, par value $0.001 per share	7,500	(1)	$3.13	(2)	$23,475	(2)
Common Stock, par value $0.001 per share	180,000	(1)	$3.15	(2)	$567,000	(2)
Common Stock, par value $0.001 per share	7,500	(1)	$3.17	(2)	$23,775	(2)
Common Stock, par value $0.001 per share	35,000	(1)	$3.23	(2)	$113,050	(2)
Common Stock, par value $0.001 per share	10,000	(1)	$3.93	(2)	$39,300	(2)
Common Stock, par value $0.001 per share	180,000	(1)	$4.03	(2)	$725,400	(2)
Common Stock, par value $0.001 per share	150,000	(1)	$4.15	(2)	$622,500	(2)
Common Stock, par value $0.001 per share	180,000	(1)	$4.39	(2)	$790,200	(2)
Common Stock, par value $0.001 per share	1,915,000	(1)	$4.66	(2)	$8,923,900	(2)
Common Stock, par value $0.001 per share	30,000	(1)	$4.75	(2)	$142,500	(2)
Common Stock, par value $0.001 per share	30,000	(1)	$5.20	(2)	$156,000	(2)
Common Stock, par value $0.001 per share	120,000	(1)	$6.91	(2)	$829,200	(2)
Common Stock, par value $0.001 per share	15,895,463	(3)	$0.63	(3)	$10,014,141.69	(4)
Total					$45,738,424.02	(5)	$4,605.86

(1)
Represents shares issuable upon the exercise of outstanding stock options under the CytRx Corporation Amended and Restated 2008 Stock Incentive Plan, as amended (the "Plan").  Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of common stock as may become issuable under the outstanding stock options in the event of a stock split, stock dividend, recapitalization or other similar change in the common stock.  Each share of common stock will be accompanied by one Series A Junior Participating Preferred Stock Purchase Right that trades with the common stock. The value, if any, attributable to this right is reflected in the market price of the common stock. Prior to the occurrence of certain events, none of which has occurred as of the date of this Registration Statement, the rights will not be exercisable or evidenced separately from the common stock.

(2)	Estimated solely for purposes of calculating the amount of registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933 based upon the exercise price of the outstanding stock options.
(3)
Represents shares reserved for issuance pursuant to the future awards under the Plan.  Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of common stock as may become issuable under the Plan in the event of a stock split, stock dividend, recapitalization or other similar change in the common stock.  Each share of common stock will be accompanied by one Series A Junior Participating Preferred Stock Purchase Right that trades with the common stock. The value, if any, attributable to this right is reflected in the market price of the common stock. Prior to the occurrence of certain events, none of which has occurred as of the date of this Registration Statement, the rights will not be exercisable or evidenced separately from the common stock.

(4)
Estimated solely for purposes of calculating the amount of registration fee pursuant to Rules 457(h)(1) and 457(c) of the Securities Act of 1933 based upon the $0.62 average of the high and low sale prices of Registrant's common stock as reported on The NASDAQ Capital Market on August 1, 2016.

(5)	Estimated solely for purposes of calculating the amount of the registration fee.

EXPLANATORY NOTE
This Registration Statement is filed pursuant to General Instruction E to Form S-8 by CytRx Corporation, a Delaware corporation (the "Company"), to register 28,661,191 shares of common stock of the Company in addition to those previously registered on the Company's Registration Statement on Form S-8 (File No. 333-163212) filed with the Securities and Exchange Commission on November 19, 2009, for issuance pursuant to the Company's Amended and Restated 2008 Stock Incentive Plan, as amended. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of such previously filed Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel
The validity of the shares being registered hereby has been passed upon by TroyGould PC, Los Angeles, California. TroyGould PC and some of its other attorneys own beneficially shares of common stock of the Company constituting in the aggregate less than 1% of the outstanding shares of common stock.
Item 8. Exhibits
The exhibits listed in the accompanying Index to Exhibits are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 5, 2016.

CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven A. Kriegsman as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Steven A. Kriegsman	Chairman of the Board and Chief Executive Officer	August 3, 2016
Steven A. Kriegsman

/s/ John Y. Caloz	Chief Financial Officer	August 3, 2016
John Y. Caloz

/s/ Cheryl Cohen	Director	August 3, 2016
Cheryl Cohen

/s/ Anita J. Chawla	Director	August 3, 2016
Anita J. Chawla, Ph.D.

/s/ Louis J. Ignarro	Director	August 3, 2016
Louis J. Ignarro, Ph.D.

/s/ Joseph Rubinfeld	Director	August 3, 2016
Joseph Rubinfeld, Ph.D.

/s/ Eric Selter	Director	August 3, 2016
Eric Selter

EXHIBIT INDEX
Exhibit No.	Description

4.1	CytRx Corporation Amended and Restated 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10‑K filed on March 11, 2009)

4.2	First Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex C to the Registrant's Proxy Statement on Schedule 14A filed on April 2, 2012)

4.3	Second Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex C to the Registrant's Proxy Statement on Schedule 14A filed on April 2, 2012)

4.4	Third Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant's Proxy Statement on Schedule 14A filed on May 17, 2013)

4.5	Fourth Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex B to the Registrant's Proxy Statement on Schedule 14A filed on May 17, 2013)

4.5	Fifth Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant's Proxy Statement on Schedule 14A filed on May 5, 2015)

4.7	Sixth Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex B to the Registrant's Proxy Statement on Schedule 14A filed on May 5, 2015)

4.8	Seventh Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant's Proxy Statement on Schedule 14A filed on May 20, 2016)

4.9	Eighth Amendment to CytRx Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex B to the Registrant's Proxy Statement on Schedule 14A filed on May 20, 2016)

5.1	Opinion of TroyGould PC (included with this Registration Statement).

23.1	Consent of BDO U.S.A., LLP (included with this Registration Statement).

23.2	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).